UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2022

SQZ BIOTECHNOLOGIES COMPANY

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39662	46-2431115
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Arsenal Yards Blvd Suite 210
Watertown, Massachusetts		02472
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 617 758-8672

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	SQZ	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 31, 2022, Howard Bernstein, M.D., Ph.D. notified SQZ Biotechnologies Company (the “Company”) of his intention to transition from full-time employment as the Chief Scientific Officer of the Company, effective October 31, 2022 (the “Effective Date”) and discussed a plan with the Board of Directors of the Company (the “Board”) and the management team to facilitate a transition to join the Board. Following the Effective Date, Dr. Bernstein will continue to provide consulting and advisory services to the Company. Dr. Bernstein’s transition is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or procedures. The Company has allocated the responsibilities of the Chief Scientific Officer among the existing leadership of the Company’s CMC, Translational Research, and Engineering teams.

Additionally, on September 1, 2022, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board appointed Dr. Bernstein to the Board, effective as of the Effective Date. Dr. Bernstein will serve as a Class I director until the 2024 annual meeting of stockholders or until his successor has been duly elected and qualified or until his earlier death, resignation or removal. The Board determined that Dr. Bernstein is not independent under the applicable rules of NYSE.

After the Effective Date, Dr. Bernstein will receive cash compensation and annual equity awards for his service on the Board pursuant to the Company’s Non-Employee Director Compensation Program and as described in the Company’s definitive proxy statement filed with the SEC on April 26, 2022 (the “Proxy”). Dr. Bernstein is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K other than equity and other compensation, termination, change in control and other arrangements as an executive officer of the Company which are described in the Proxy and will expire as of the Effective Date. There are no arrangements or understandings between Dr. Bernstein and any other persons pursuant to which he was selected as a director. In addition, Dr. Bernstein’s existing indemnification agreement with the Company, consistent with the form of indemnification agreement entered into between the Company and its existing directors and officers, will continue to be effective as a director of the Company. At the time of filing of this Current Report on Form 8-K, the Board has not determined the committees, if any, to which Dr. Bernstein will be appointed. If he is appointed to serve on a committee of the Board, he will be entitled to additional cash compensation under the Non-Employee Director Compensation Program in connection with such service.

Howard Bernstein, M.D., Ph.D. has served as the Company’s Chief Scientific Officer since June 2015. Prior to joining the Company, from November 2008 to May 2015, Dr. Bernstein served as the Chief Scientific Officer of Seventh Sense Biosystems, a medical device company. Dr. Bernstein holds an M.D. from Harvard Medical School, a Ph.D. in Chemical Engineering from the Massachusetts Institute of Technology and a Bachelor of Engineering from McGill University. He is a member of the National Academy of Engineering and a Fellow of the American Institute of Medical and Biological Engineering.

In connection with Dr. Bernstein’s transition from full-time employment at the Company, the Company has entered into a separation agreement with Dr. Bernstein (the “Separation Agreement”), pursuant to which and in exchange for a general release of claims and certain other standard provisions, Dr. Bernstein will (i) enter into a transition consulting agreement (the “Consulting Agreement”), (ii) be entitled to receive an amount equal to his prorated 2022 bonus opportunity through the Effective Date, and (iii) be entitled to continued vesting through the term of the Consulting Agreement or other qualifying service to the Company, including service as a member of the Board, of any unvested stock options held as of the Effective Date.

Item 7.01 Regulation FD Disclosure.

On September 6, 2022, the Company issued a press release announcing Dr. Bernstein’s transition from full-time employment and appointment to the Board, a copy of which is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and incorporated into this Item 7.01 by reference.

The information in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press release issued by SQZ Biotechnologies Company on September 6, 2022.
104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SQZ BIOTECHNOLOGIES COMPANY

Date:	September 6, 2022	By:	/s/ Lawrence Knopf
Lawrence Knopf General Counsel